EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	December 31	December 31

	2003	2002

	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$26,227	$11,009
Available-for-sale securities	35,140	26,199
Accounts receivable, net	4,507	4,169
Receivables from sales representatives	3,883	2,932
Inventory of paper	703	545
Prepaid expenses and other current assets	1,883	1,147

Total Current Assets	72,343	46,001

Property and equipment, net	7,870	14,110
Long term investments	100	100
Bonds held to maturity, at amortized cost	992	1,358
Other assets	1,236	1,081

Total Assets	$82,541	$62,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,432	$4,284
Deferred income and customer prepayments	27,454	18,259
Accrued liabilities	5,803	5,361
Income taxes payable	804	368

Total Current Liabilities	38,493	28,272

Liabilities for incentive and bonus plans	682	1,025
Amount due to parent company (Note 1)	—	11,404
Amount due to a shareholder (Note 1)	11,404	—
Minority interest	3,684	2,823
Deferred tax liability	298	604

Total Liabilities	54,561	44,128

Shareholders’ equity:
Ordinary shares, US$0.01 par value; 50,000,000 shares authorized; 26,313,949 (2002: 26,308,949) shares issued and outstanding	263	263
Additional paid in capital	81,951	80,486
Retained deficit	(50,346)	(57,680)
Less : Unearned compensation	(4,563)	(4,547)
Accumulated other comprehensive income	675	—

Total shareholders’ equity	27,980	18,522

Total liabilities and shareholders’ equity	$82,541	$62,650

Note:	1.	Hung Lay Si Co. Ltd. ceased to be our parent company from December 2, 2003.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Year ended
	December 31		December 31

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Online services	$13,067	$12,607	$51,367	$51,268
Other media services	10,459	8,878	36,318	33,132
Exhibitions	1,965	565	3,327	2,455
Miscellaneous	148	154	657	631

	25,639	22,204	91,669	87,486
Operating Expenses:
Sales	8,286	7,010	30,113	28,659
Event production	602	349	930	933
Community	3,428	3,117	12,331	12,481
General and administrative	7,641	7,503	28,682	28,885
Online services development	1,072	1,293	4,960	5,378
Non-cash compensation expense (Note 2)	206	565	1,419	2,564
Amortization of intangibles/Software development cost	920	1,025	4,453	3,740

Total Operating Expenses	22,155	20,862	82,888	82,640

Income from Operations	3,484	1,342	8,781	4,846

Interest income	49	209	122	439
Loss on sale of available-for-sale securities	(40)	—	(40)	—
Foreign exchange gains (losses), net	(102)	(7)	—	50

Income before Income Taxes	3,391	1,544	8,863	5,335
Income Tax Provision	(343)	(123)	(668)	(720)

Net Income before minority interest	$3,048	$1,421	$8,195	$4,615

Minority interest	$(392)	$(140)	$(861)	$(308)

Net Income	$2,656	$1,281	$7,334	$4,307

Retained deficit brought forward			$(57,680)	$(61,987)

Retained deficit carried forward			(50,346)	(57,680)

Basic net income per share	$0.10	$0.05	$0.28	$0.16

Shares used in basic net income per share Calculations	26,313,949	26,308,949	26,313,154	26,308,154

Diluted net income per share	$0.10	$0.05	$0.28	$0.16

Shares used in diluted net income per share Calculations	26,379,692	26,308,949	26,348,020	26,309,493

Note:	2.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended December 31		Year ended December 31

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$39	$229	$323	$623
Community	18	21	96	238
General and administrative	83	218	691	1,179
Online services development	66	97	309	524

	$206	$565	$1,419	$2,564

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Year ended December 31
	2003	2002

	(Unaudited)
Cash flows from operating activities:
Net income	$7,334	$4,307
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,509	8,989
Profit on sale of property and equipment	(7)	(1)
Accretion of U.S. Treasury strips zero % coupons	(74)	(99)
Loss on sale of available-for-sale securities	40	—
Bad debt expense	202	670
Non-cash compensation expense	1,419	2,564
Income attributable to minority shareholder	861	308
Property and equipment written off	12	153

	18,296	16,891
Changes in assets and liabilities:
Accounts receivables	(540)	871
Receivables from sales representatives	(951)	(2,223)
Receivables from related party sales representatives	—	2,900
Inventory of paper	(158)	311
Prepaid expenses and other current assets	(742)	(25)
Long term assets	(155)	118
Accounts payable	148	659
Accrued liabilities and liabilities for incentive and bonus plans	99	(175)
Deferred income and customer prepayments	9,195	1,137
Tax liability	131	198

Net cash provided by operating activities	25,323	20,662

Cash flows from investing activities:
Purchase of property and equipment	(2,307)	(4,193)
Proceeds from sales of property and equipment	32	3
Proceeds from matured bonds	440	450
Purchase of available-for-sale securities	(19,300)	(26,199)
Proceeds from sale of available-for-sale securities	11,000	—

Net cash used for investing activities	(10,135)	(29,939)

Cash flows from financing activities:
Amount received towards directors stock option plan	30	50

Net cash generated from financing activities	30	50

Net increase/(decrease) in cash and cash equivalents	15,218	(9,227)
Cash and cash equivalents, beginning of the year	11,009	20,236

Cash and cash equivalents, end of the year	26,227	11,009

Supplemental cash flow disclosures:
Income tax paid	$537	$522